Exhibit 99.8

June 2, 2014

Dear Endurance Colleagues:

Today we announced several additional steps to advance our proposal to acquire Aspen, and I would like to take this opportunity to update you on the transaction as well as provide you with some background for these actions.

Over the last several weeks we have reached out to many Endurance and Aspen shareholders who have expressed their strong support for the underlying rationale for this transaction – principally, creating a combined company with enhanced market presence and relevance to better compete in the increasingly challenging insurance and reinsurance arenas. In line with our continued objective of entering into constructive discussions with Aspen’s Board, we have now initiated formal mechanisms to provide Aspen shareholders with the opportunity to actively voice their support for the proposed transaction should the Aspen Board continue to reject our proposal.

At every step along the way, I assure you that we have been deliberate and measured in our actions, ensuring that Aspen’s directors have had adequate time to consider our proposals, including the increased purchase price announced today, and to enter into constructive discussions with us. Despite their continued refusal to engage with us, I remain resolute in my view that this transaction will create a world-class insurer and reinsurer, and benefit the employees, shareholders and clients of both Aspen and Endurance. We remain committed to ensuring that Aspen’s shareholders have every opportunity to be heard on this matter.

Today’s announcement of an increased purchase price for Aspen shareholders, the solicitation of Aspen’s shareholders to convene a special general meeting to increase the size of Aspen’s board and support the calling of a court-ordered meeting to approve a Scheme of Arrangement, our intention to commence an exchange offer in the near future, and a simplified and improved financing plan are important additional steps in a process that may continue for many months. You have no doubt heard Aspen’s ill-informed criticisms of Endurance since our public announcement in April and we would not be surprised if this unfortunate behavior continues. I assure you that their allegations are unfounded and ask that you not allow this noise to distract you from the important work that you all perform for Endurance and its clients every day.

Endurance

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

+1.441.278.0400

www.endurance.bm

Together we are building a strong, profitable and highly respected company in the global insurance and reinsurance market. Thank you for your commitment to Endurance and to our continued success.

A copy of today’s press release and a Q&A document are attached for your reference.

Sincerely,

/s/ John Charman

Additional Information about the Proposed Transaction and Where to Find It

These materials relate to the offer to be commenced by Endurance to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Endurance common shares, or a combination of cash and Endurance common shares, subject to a customary proration mechanism. These materials are for informational purposes only and do not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor are they a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange to be included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that Endurance intends to file with the U.S. Securities and Exchange Commission (the “SEC”). The Endurance exchange offer will be made only through the Exchange Offer Documents.

These materials are not a substitute for any other relevant documents that Endurance may file with the SEC or any other documents that Endurance may send to its or Aspen’s shareholders in connection with the proposed transaction. Today, Endurance will file with the SEC a preliminary solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by Endurance which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ENDURANCE HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance at Investor Relations, +1 441 278 0988 (phone), investorrelations@endurance.bm (email).

Participants in the Solicitation

Endurance and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Endurance’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and Endurance’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.